EXHIBIT 5

                                THOMPSON HINE LLP

                                                        August 9, 2006

CH Energy Group, Inc.
284 South Avenue
Poughkeepsie, New York 12601-4879

Dear Sirs:

      We have acted as counsel to CH Energy Group, Inc., a New York corporation ("the Company"), in connection with Post-Effective Amendment No. 3 (the "Amendment") to the Registration Statement on Form S-3D (File No. 333-11521-99) to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Act"). The Registration Statement relates to the registration of 783,582 shares (the "Shares") of common stock, $0.10 par value per share (the "Common Stock") of the Company under its Stock Purchase Plan.

      When said Amendment becomes effective and when the Company has received the consideration for the Shares, and the Shares have been issued and delivered as provided in the Stock Purchase Plan as described in the Amendment, in our opinion the Shares will be validly and legally issued, fully paid and non-assessable.

      We hereby consent that this opinion be filed as an Exhibit to the Amendment, and we further consent to the use of our name in connection with information given under the captions "Description of the Plan - Federal Income Tax Consequences," and "Legal Opinions and Experts" in the Prospectus contained in the Amendment and in any further amendment or supplement to such Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                Very truly yours,

                                                THOMPSON HINE LLP